                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
CVS CORPORATION

     The audits referred to in our report dated July 16, 1997 included the related supplemental consolidated financial statement schedule as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996 included herein. This consolidated financial statement schedule is the responsibility of management. Our responsibility is to express an opinion on this supplemental consolidated financial statement schedule based on our audits. In our opinion, based on our audits and the reports of other auditors, such supplemental consolidated financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

     Our report dated July 16, 1997 contains an explanatory paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of CVS Corporation and Revco D.S., Inc. on May 29, 1997, which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not extend through the date of consummation. Those financial statements do not extend through the date of consummation. However, they will become the historical financial statements of CVS Corporation after financial statements covering the date of consummation of the business combination are issued.

     We consent to the use of our reports included herein.

     /s/ KPMG PEAT MARWICK LLP
--------------------------------------
        KPMG PEAT MARWICK LLP

Providence, Rhode Island
July 16, 1997